Exhibit 99

March 21, 2012

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Sylvan J. Dlesk, President & CEO or
Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 218-2400

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES YEAR END AND FOURTH QUARTER 2011 EARNINGS

Wheeling, WV, March 21, 2012-First West Virginia Bancorp, Inc. (NYSE Amex: FWV) President and Chief Executive Officer, Sylvan J. Dlesk, today announced year end earnings along with fourth quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N.A., Wheeling, West Virginia.

The Company reported net income of $2,454,145 or $1.48 per share for the year ended December 31, 2011 as compared to $2,339,281 or $1.42 per share for the year ended December 31, 2010. The increase in net income during 2011 over 2010 of $114,864 or 4.9% was primarily the result of the increases in net interest income and noninterest income combined with the decreases in noninterest expenses and income tax expense, offset in part by the increase in the provision for loan losses. Net interest income rose in 2011 as compared to 2010 primarily due to the decline in the interest expense paid on interest bearing liabilities and the increase in the interest earned on investment securities, offset in part by the decrease in the interest earned on loans. Noninterest income increased $57,349 or 2.9% and was primarily attributable to the increase in the gains on sales of investment securities, offset in part by a decrease in service charges and other fee income and in other operating income. Noninterest expenses fell $96,820 or 1.3% in 2011 over 2010, primarily due to decrease in other operating expenses, offset in part by the increases in occupancy expenses and salary and employee benefit costs. The provision for loan losses was $600,000 in 2011, an increase of $380,000 over 2010, based on the reserves required on nonperforming assets. The return on average assets was ..86% and .85% as of December 31, 2011 and 2010, respectively. The return on average equity was 8.05% and 7.95% at December 31, 2011 and 2010 respectively. The Board of Directors declared and paid cash dividends of $.76 and $.73 per share during 2011 and 2010, respectively.

Total assets for the year ended December 31, 2011 were $293,258,090, an increase of 5.5% as compared to the prior year. Investment securities amounted to $150,960,955 at December 31, 2011 increasing approximately $17.8 million or 13.4% in 2011 as compared to 2010. Total loans declined approximately $11.9 million or 9.8% from $121,367,066 at December 31, 2010 to $109,428,476 at December 31, 2011. Total deposits grew approximately $10.7 million to $239,177,006 at December 31, 2011 as compared to $228,474,738 at December 31, 2010, an increase of 4.7%. Stockholders’ equity increased 3.8% in 2011 entirely from current year earnings after quarterly dividends, and increased 7.2% from the effect of the change in the net unrealized gains on securities available for sale.

Net income for the fourth quarter of 2011 was reported at $636,171 or $.44 per share, as compared to $423,658 or $.26 per share reported for the same period a year earlier. The increase in earnings during the fourth quarter of 2011 compared to 2010 was primarily attributed to the decrease in the provision for loan losses, and increase in investment security gains and other operating income, combined with a decrease in other operating expenses. There was no addition to provision for loan losses during the fourth quarter of 2011 as compared to an increase of $130,000 in 2010. Investment security gains increased $83,988 or 21.5% over the same period in 2010. Other operating income increased $86,322 or 28.3% over the fourth quarter of 2010. Noninterest expenses decreased $49,235 or 2.5% as compared to the same period in 2010.

Net interest income decreased $92,139 or 4.1% during the fourth quarter of 2011 as compared to 2010.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	December 31, 2011	December 31, 2010

AT PERIOD END
Total Assets	$293,258	$277,959
Total Deposits	239,177	228,475
Total Loans	109,428	121,367
Total Investment Securities	150,961	133,169
Shareholders’ Equity	34,527	31,101
Shareholders’ Equity Per Share of Common Stock	20.89	18.82

(Dollars in thousands, except share and per share data)	December 31, 2011	December 31, 2010

FOR THE THREE MONTHS ENDED
Net income	636	424
Provision for Loan Losses	—	130
Earnings Per Share of Common Stock	.44	.26
Dividends Per Share of Common Stock	.19	.19
Return on Average Assets	.89%	.61%
Return on Average Equity	8.16%	5.61%

FOR THE TWELVE MONTHS ENDED
Net income	2,454	2,339
Provision for Loan Losses	600	220
Earnings Per Share of Common Stock	1.48	1.42
Dividends Per Share of Common Stock	.76	.73
Return on Average Assets	.86%	.85%
Return on Average Equity	8.05%	7.95%

Weighted average shares outstanding	1,652,814	1,652,814

First West Virginia Bancorp, Inc. stock is traded on the NYSE Amex under the symbol “FWV.”